Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Senior Managing Director

(310) 954-1105

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2014 FIRST

QUARTER RESULTS

•	Achieves First Quarter Earnings per Diluted Share of $0.09

•	Declares Quarterly Cash Dividend of $0.10 per Share

EL SEGUNDO, Calif., April 29, 2014 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV), a leading sporting goods retailer, today reported financial results for the fiscal 2014 first quarter ended March 30, 2014.

For the fiscal 2014 first quarter, net sales were $231.3 million, compared to net sales of $246.3 million for the first quarter of fiscal 2013. Same store sales declined 7.9% for the first quarter of fiscal 2014. For comparison purposes, the Company’s same store sales increased 10.5% for the first quarter of fiscal 2013 over the first quarter of the prior year. Sales results for the first quarter of fiscal 2014 reflect the anticipated reduction in demand for firearms, ammunition and related products, as well as weak sales of winter-related products due to unseasonably warm and dry conditions in most of the Company’s western markets. Additionally, sales results in the fiscal 2014 first quarter reflect a small benefit over the prior year from the calendar shift of the Easter holiday, during which the Company’s stores are closed, out of the first quarter and into the second quarter this year.

Gross profit for the fiscal 2014 first quarter was $72.7 million, compared to $80.5 million in the first quarter of the prior year. The Company’s gross profit margin was 31.4% in the fiscal 2014 first quarter versus 32.7% in the first quarter of the prior year, reflecting a decrease in merchandise margins of 28 basis points and an increase in store occupancy costs as a percentage of net sales. For comparison purposes, merchandise margins in the first quarter last year increased by 113 basis points versus the first quarter of fiscal 2012.

Selling and administrative expense as a percentage of net sales increased to 29.8% in the fiscal 2014 first quarter from 27.6% in the first quarter of the prior year, due primarily to lower sales levels.

Net income for the first quarter of fiscal 2014 was $2.1 million, or $0.09 per diluted share, including expenses associated with the development of the Company’s new e-commerce platform of $0.01 per diluted share, compared to net income of $7.5 million, or $0.34 per diluted share, for the first quarter of fiscal 2013.

“As expected, our first quarter results declined when compared to a very strong performance during the prior year, due largely to substantially reduced demand for firearms and ammunition products and soft sales of winter products resulting from warm and dry conditions in most of our western markets throughout the winter season,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “We were encouraged by the strength of our non-firearm and non-winter-related product categories during the quarter. Excluding sales of firearms, ammunition, firearm accessories and winter-related products, the Company’s same store sales increased in the solid low single-digit range for the period. While current sales trends are somewhat difficult to read given the later timing of Easter this year, sales in the second quarter to-date have been challenged by lower than expected demand for firearms and ammunition products compared to the prior year, as well as what appears to be some softness in our overall consumer environment. That being said, we feel well positioned from a merchandise and promotional perspective for the key selling period during the quarter, which includes Memorial Day, Father’s Day and the start of the summer season.”

Quarterly Cash Dividend

The Company’s Board of Directors has declared a quarterly cash dividend of $0.10 per diluted share, which will be paid on June 13, 2014 to stockholders of record as of May 30, 2014.

Share Repurchases

During the fiscal 2014 first quarter, pursuant to its share repurchase program, the Company repurchased 28,512 shares of its common stock for a total expenditure of $0.4 million. As of March 30, 2014, the Company had $9.2 million available for future share repurchases under its $20.0 million share repurchase program.

Guidance

For the fiscal 2014 second quarter, the Company expects same store sales comparisons in the low negative to low positive single-digit range and earnings per diluted share in the range of $0.12 to $0.20. This guidance reflects the continued softness in demand for firearms, ammunition and related products and the negative effect of the calendar shift of the Easter holiday, during which the Company’s stores are closed, out of the first quarter and into the second quarter this year. In addition, second quarter guidance includes approximately $0.01 per diluted share in anticipated expenses associated with the development of the Company’s e-commerce platform. For comparative purposes, the Company’s same store sales increased 4.4% and earnings per diluted share were $0.28 for the second quarter of fiscal 2013.

Store Openings

During the first quarter of fiscal 2014, the Company closed four stores, two of which were part of relocations, and ended the quarter with 425 stores in operation. During the fiscal 2014 second quarter, the Company anticipates opening two new stores. For the fiscal 2014 full year, the Company currently anticipates opening approximately 12 to 15 net new stores.

Conference Call Information

The Company will host a conference call and audio webcast today, April 29, 2014, at 2:00 p.m. Pacific (5:00 p.m. EDT) to discuss financial results for the first quarter of fiscal 2014. To access the conference call, participants in North America should dial (888) 503-8169, and international participants should dial (719) 325-2429. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through May 6, 2014 by calling (877) 870-5176 to access the playback; passcode is 3362038.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 425 stores in 12 states under the “Big 5 Sporting Goods” name as of the fiscal quarter ended March 30, 2014. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and roller sports.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, continued or worsening weakness in the consumer spending environment and the U.S. financial and credit markets, fluctuations in consumer holiday spending patterns, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearms, ammunition and certain related accessories, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, higher than expected costs related to the development of an e-commerce platform, delay in completing the e-commerce platform, lower than expected profitability of the e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, disruption in product flow, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal 2013. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	March 30, 2014	December 29, 2013
ASSETS
Current assets:
Cash	$5,902	$9,400
Accounts receivable, net of allowances of $85 and $105, respectively	9,860	16,301
Merchandise inventories, net	294,071	300,952
Prepaid expenses	14,690	6,356
Deferred income taxes	10,153	12,000

Total current assets	334,676	345,009

Property and equipment, net	73,564	75,608
Deferred income taxes	13,348	13,564
Other assets, net of accumulated amortization of $935 and $891, respectively	3,192	3,274
Goodwill	4,433	4,433

Total assets	$429,213	$441,888

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$96,334	$104,826
Accrued expenses	56,598	69,923
Current portion of capital lease obligations	1,386	1,567

Total current liabilities	154,318	176,316

Deferred rent, less current portion	20,220	21,078
Capital lease obligations, less current portion	1,429	1,595
Long-term debt	54,219	43,018
Other long-term liabilities	9,468	9,111

Total liabilities	239,654	251,118

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 24,441,150 and 24,339,537 shares, respectively; outstanding 22,370,802 and 22,297,701 shares, respectively	244	244
Additional paid-in capital	109,285	109,901
Retained earnings	106,395	106,565
Less: Treasury stock, at cost; 2,070,348 and 2,041,836 shares, respectively	(26,365)	(25,940)

Total stockholders’ equity	189,559	190,770

Total liabilities and stockholders’ equity	$429,213	$441,888

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended
	March 30, 2014	March 31, 2013
Net sales	$231,263	$246,266

Cost of sales	158,585	165,791

Gross profit	72,678	80,475

Selling and administrative expense	68,904	67,928

Operating income	3,774	12,547

Interest expense	434	453

Income before income taxes	3,340	12,094

Income taxes	1,280	4,580

Net income	$2,060	$7,514

Earnings per share:
Basic	$0.09	$0.35

Diluted	$0.09	$0.34

Dividends per share	$0.10	$0.10

Weighted-average shares of common stock outstanding:
Basic	21,980	21,453

Diluted	22,231	21,822